Exhibit 27

McCloskey Law PLLC |260MadisonAvenue,15thFloor|NewYork,NY10016| P: 646.970.0610 | F: 646.970.0614 | www.mccloskeylawpllc.comNovember 4, 2024VIA EMAILRenovaro Inc. c/o John M. SeamanAbrams & Bayliss LLP20 Montchanin Road, Suite 200Wilmington DE 19807K&L Gates LLPand Clayton Parkerc/o Neal C. BelgamSmith Katzenstein & Jenkins LLP1000 North West Street, Suite 1501Wilmington, Delaware 19801Re:Breach of Investor Rights AgreementDear John and Neal:I write on behalf of my clientsWeird Science, William Anderson Wittekindthe William Anderson Wittekind 2020 Wittekind 2020 Annuity TrustDybul Annuity TrustWittekind 2021 Annuity TrustMabry Annuity TrustAnnuity Trust, the Dybul Annuity TrustTrustsTrustregarding the Investor Rights Agreement dated as of February 16, 2018 by and among RenovaroInc., a Delaware corporation then known as DanDrit Biotech USA, Inc. RENBInvestor Rights Agreementterms used but not defined herein have the meanings given to such terms in the Investor Rights Agreement.On October 30, 2024 RENB filed with the SEC a shelf registration statement on Form S-3NewS-3and Erin Fogarty of K&L Gates LLP arelisted as legal counsel for RENB on the cover of the New S-3.[i]f at any time after the Effective Date [RENB] plans to file any Registration Statement under the Securities Act for purposes of effectinga public offering of securities of [RENB] (including, but not limited to, registration statements relating to secondary offeringsof securities of [RENB] . . . [RENB]

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shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing such Registration Statement."

Section 7.2(c)(ii) of the Investor Rights Agreement provides, in pertinent part, "[e]ach Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within ten (10) days after receipt of the above-described notice from [RENB], so notify [RENB] in writing, and in such notice shall inform [RENB] of the number of Registrable Securities such Holder wishes to include in such registration statement and subject to Sections 7.2(d), and 7.2(e), [RENB] will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder."

Weird Science is a Holder of Registrable Securities and Wittekind and each of the Trusts is a Holder of Registrable Securities and/or a successor and/or assignee to which the registration rights under the Investor Rights Agreement have inured. As such, Weird Science, Wittekind and each of the Trusts were entitled to a written notice specified in Section 7.2(c)(i) of the Investor Rights Agreement at least 30 days before the New S-3 was filed with the SEC and, as provided in Section 7.2(c)(ii) of the Investor Rights Agreement, Weird Science, Wittekind and each of the Trusts are entitled to include all or any portion of their respective Registrable Securities in the New S-3 by delivering written notice to RENB within 10 days after receiving the written notice required by Section 7.2(c)(i) of the Investor Rights Agreement.

The failure to provide the written notice required by Section 7.2(c)(i) of the Investor Rights Agreement and the failure to afford Weird Science, Wittekind and the Trusts the opportunity to have their shares included in the New S-3 are breaches of the Investor Rights Agreement.

Please instruct your clients to cause the written piggyback notice for the New S-3 to be sent forthwith. Also, please advise if you believe this letter should be directed to someone else, such as Mr. Parker, Ms. Fogarty, or another representative of RENB.

Weird Science, Wittekind and each of the Trusts reserve all rights and remedies under the Investor Rights Agreement (including the right of specific performance pursuant to Section 6 thereof), as well as all rights and remedies under applicable law.

Sincerely,

Patrick L. McCloskey

cc: Megan Maitia
Jack Phillips
Megan C. Haney

McCloskey Law PLLC | 260 Madison Avenue, 15th Floor | New York, NY 10016| P: 646.970.0610 | F: 646.970.0614 | www.mccloskeylawpllc.com